SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2006

CENTERSTATE BANKS OF FLORIDA, INC.

(Exact name of registrant as specified in charter)

Florida	333-95087	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 293-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

CenterState Banks of Florida, Inc. (“CSFL” or the “Company”) will be included in the Russell 3000® Index as well as the small-cap Russell 2000® Index when Russell Investment Group reconstitutes its family of U.S. indexes on June 30, 2006, according to the preliminary list of additions posted on www.russell.com.

Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® or small-cap Russell 2000® Index as well as the appropriate growth and style indexes. Russell determines membership for its equity indexes primarily by objective, market capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Annual reconstitution of Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 while the remaining 2,000 companies become the widely used Russell 2000.

CSFL was formed by merging three small independent commercial banks under a multi-bank holding company structure in June 2000. At the end of the first calendar year, subsequent to the merger, the Company had total consolidated assets of $310 million. Five years and one quarter later (March 31, 2006), the Company crossed the billion dollar mark in total assets. CSFL acquired a bank in December 2002 and another in March 2006. Both were small de novo banks with less than $100 million in assets at the date of acquisition. Currently the Company operates in eight counties in central Florida through 25 full service locations and 4 locations located in gated retirement communities. The Company began trading on the NASDAQ market during the first quarter of 2001 and effective June 30, 2006 will be included in the Russell 3000.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits:

Exhibit 99.1	Press release announcing inclusion in Russell 3000 Index

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ James J. Antal
James J. Antal Senior Vice President and Chief Financial Officer

Date: June 30, 2006

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